UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2012

Great Wolf Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35458	51-0510250
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Junction Road, Suite 6000 South, Madison, Wisconsin		53717
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (608) 662-4700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On October 16, 2012, Great Wolf Resorts, Inc. (the “Company”) appointed Timothy D. Black, age 47 as Executive Vice President and Chief Operating Officer of the Company. Mr. Black previously served as the Company’s Executive Vice President of Operations since January 2009, as the Company’s Senior Vice President of Operations from June 2008 through January 2009, and as the Company’s Regional Vice President of Operations from December 2005 through June 2008. From October 2004 through December 2005, Mr. Black served as the General Manager of the Company’s Great Wolf Lodge resort located in Wisconsin Dells, Wisconsin. Prior to that, Mr. Black spent eighteen years at Six Flags, Inc. in various senior management positions, serving most recently as Vice President and General Manager of Six Flags Great America from August 2003 through October 2004.

In connection with his appointment as Executive Vice President and Chief Operating Officer, on October 16, 2012, the Company entered into an amended and restated employment agreement with Mr. Black (the “Employment Agreement”). The Employment Agreement contemplates that Mr. Black will serve in his position for an initial term of five (5) years (the “Employment Period”), which commenced on August 13, 2012, the effective date of the employment agreement previously entered into between the Company and Mr. Black. Thereafter, the term may be extended by mutual agreement of the Company and Mr. Black.

The terms of the Employment Agreement provide that, among other things, Mr. Black (i) will be paid an annual base salary of $319,770 (provided that commencing as of January 1, 2013, the annual base salary will increase to $340,000), which will be pro-rated for any partial calendar year of service and subject to annual review by our board of directors, (ii) will have an annual bonus opportunity of up to 100% of base salary, contingent upon the achievement of qualitative and quantitative performance goals approved by our board of directors (provided that the amount of any bonus payable to Mr. Black in respect of 2012 will be reduced by $125,000). Under the Employment Agreement, Mr. Black is eligible to participate in the Company’s retirement and other employee benefit plans and policies that it makes generally available to other executives, except severance plans or policies.

Under the Employment Agreement, between January 1, 2013 and January 15, 2013, Mr. Black has agreed to invest $300,000 in common stock of K-9 Holdings, Inc., the Company’s direct parent (“Holdings”), provided that upon request by Mr. Black, Holdings will provide Mr. Black with a loan to effect such purchase.

The Employment Agreement provides severance benefits in the event that Mr. Black experiences certain qualifying terminations.

If during the Employment Period, the Company terminates Mr. Black’s employment without cause, subject to his execution of a general release of claims in favor of the Company, Mr. Black will be entitled to receive a lump sum amount equal to 100% of his then-current annual base salary.

If during the Employment Period, a change in control occurs and within eighteen (18) months following the occurrence of the change in control, the Company terminates Mr. Black’s employment without cause or Mr. Black resigns for good reason, subject to his execution of a general release of claims in favor of the Company, Mr. Black will be entitled to receive the following:

•	A lump sum amount equal to 200% of his then-current annual base salary and the amount of any bonus paid or payable to him in respect of the year prior to the year of termination;

•	A lump sum amount equal to thirty-six times (36x) times the Company’s monthly contribution on behalf of Mr. Black under the health and welfare plans in which he participates; and

•	Any equity awards granted to Mr. Black that are outstanding as of the date of his termination will accelerate in full.

The Employment Agreement contains twelve (12) month post-termination non-competition and non-solicitation restrictions and perpetual confidential information and non-disparagement covenants.

The Employment Agreement replaces and supersedes the employment agreement previously entered into between the Company and Mr. Black.

On October 16, 2012, the Company issued a press release announcing the promotion of Mr. Black to Executive Vice President and Chief Operating Officer and a copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Great Wolf Resorts, Inc. on October 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

By:	/s/ James A. Calder
Name:	James A. Calder
Title:	Chief Financial Officer

Date: October 16, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Great Wolf Resorts, Inc. on October 16, 2012